AGRIUM INC.

Annual and Special Meeting of Shareholders

of

Agrium Inc.

May 7, 2014

REPORT OF VOTING RESULTS

National Instrument 51-102 – Continuous Disclosure Obligations

Section 11.3

Matters Voted Upon

General Business

1.	Each of the eleven director nominees proposed by Management were elected by way of ballot to serve until the earlier of Agrium Inc.’s next annual meeting or until his or her successor is elected or appointed. The results of the director election are as follows:

Director	For		Withheld
(a) David C. Everitt	100,187,689	98.01%	2,030,406	1.99%
(b) Russell K. Girling	101,778,499	99.57%	439,596	0.63%
(c) Susan A. Henry	99,466,864	97.30%	2,751,231	2.69%
(d) Russell J. Horner	99,776,890	97.61%	2,441,205	2.39%
(e) David J. Lesar	101,622,846	99.42%	595,249	0.58%
(f) John E. Lowe	99,646,998	97.48%	2,571,097	2.52%
(g) Charles V. Magro	101,655,450	99.45%	562,645	0.55%
(h) A. Anne McLellan	101,697,300	99.49%	520,795	0.51%
(i) Derek G. Pannell	99,932,538	97.76%	2,285,557	2.24%
(j) Mayo M. Schmidt	99,784,108	97.62%	2,433,987	2.38%
(k) Victor J. Zaleschuk	101,608,414	99.40%	609,681	0.60%

2.	The appointment of KPMG LLP, as independent auditors of Agrium for 2014, was approved by a show of hands. Proxies were received representing 98,754,112 (99.11%) votes for and 886,450 (0.89%) votes withheld.

3.	The Advisory Vote on Agrium’s approach to Executive Compensation was approved by way of ballot. Ballots were deposited representing 83,713,645 (81.90%) votes for and 18,503,872 (18.10%) votes against.

4.	The amendments to General By-Law No. 1 were approved by a show of hands. Proxies were received representing 95,617,708 (99.57%) votes for and 409,900 (0.43%) votes against.

5.	Advance Notice By-Law No. 2 was approved by a show of hands. Proxies were received representing 93,123,880 (96.98%) votes for and 2,904,020 (3.02%) votes against.

6.	The amendments to the Corporation’s Stock Option Plan and ratification of 531,687 stock options issued were approved by way of ballot. Ballots were deposited representing 93,716,717 (91.68%) votes for and 8,500,576 (8.32%) votes against.